Exhibit 3.1
Restated Certificate of Incorporation
of
Quidel Corporation
     Quidel Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: The name of the Corporation is Quidel Corporation, the Corporation was originally incorporated under the name Monoclonal Antibodies, Inc. (Delaware) and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware is June 23, 1987.
     SECOND: The provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Quidel Corporation.
     THIRD: This restatement of the Corporation’s Certificate of Incorporation (i) merely restates and integrates, and does not further amend, the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between such provisions and the provisions contained herein and (ii) has been duly adopted by at least a majority of the board of directors of the Corporation without a vote of the stockholders of the Corporation, pursuant to Section 245 of the General Corporation Law of the State of Delaware.
     FOURTH: The Certificate of Incorporation of the Corporation, as restated herein, shall, at the effective time of this Restated Certificate of Incorporation, read as follows:

Restated Certificate of Incorporation
of
Quidel Corporation
1.	The name of the Corporation is Quidel Corporation.

2.	The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4	The total number of shares of all classes of stock which the Corporation has authority to issue is Fifty-Five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) Common Shares, $0.001 par value (the “Common Shares”) and Five Million (5,000,000) shares of Preferred Shares, $0.001 par value (the “Preferred Shares”).
(a)	The Common Shares shall be divided into two classes, consisting of 47,500,000 shares which shall be designated as “Common Stock” (referred to below as “Voting Common Stock”) and 2,500,000 shares designated as “Class A Common Stock” (referred to herein as “Non-Voting Stock”). The shares of Common Stock, $0.01 par value, outstanding prior to the effectiveness of the Amendment of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 31, 1991, shall, after the effectiveness thereof, constitute shares of Voting Common Stock.

All Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, except as follows:
(1)	Voting Rights.
     (A) Voting Common Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Voting Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder thereof shall be entitled to one vote for each share of such stock held by such holder.
     (B) Non-Voting Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Non-voting Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Non-Voting Stock shall not be included in determining the number of shares voting or entitled to vote on any such matter. On any matters on which the holders of shares of Non-Voting Stock are entitled to vote as required by applicable law or hereunder, all outstanding shares of

Non-Voting Stock which are so entitled shall vote together with all outstanding shares of Voting Common Stock as a single class, and each holder of shares of Non-Voting Stock entitled to vote shall be entitled to one vote for each share of such stock held by such holder; provided that, notwithstanding the foregoing, holders of shares of Non-Voting Stock shall be entitled to vote as a separate class on any amendment to this subparagraph (1)(B) and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the special powers, preferences or rights of holders of Non- Voting Stock in a manner different from the powers, preferences or rights of holders of all Common Shares.
(2) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to holders of Common Shares out of funds legally available for the payment of dividends. Any dividend or distribution on the Common Shares shall be payable on shares of Voting Common Stock and Non-Voting Stock share and share alike; provided that, in the case of dividends payable in Common Shares or options, warrants or rights to acquire Common Shares, or securities convertible into or exchangeable for Common Shares, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities shall be convertible into or exchangeable for, Common Shares of the same class upon which the dividend or distribution is being paid.
(3) Stock Splits; Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Voting Common Stock or Non-Voting Stock, the outstanding shares of each other class of Common Shares shall be subdivided or combined, as the case may be, to the same extent, share and share alike.
(4) Mergers; Etc. In case of any reorganization, reclassification or change of Common Shares (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, or in the case of any sale, lease or other disposition of all or substantially all of the assets of the Corporation, each holder of a share of Non-Voting Stock, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of Voting Common Stock into which such shares of Non-Voting Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Non-Voting Stock, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Voting Common Stock into which such Non-Voting Stock might have been converted immediately prior to such event. The Corporation shall not be party to any merger, consolidation or recapitalization pursuant to which any Regulated Stockholder (defined below) would be required to take (i) any voting securities which would cause such holder to violate any law, regulation or other requirements of any governmental body applicable to such holder or (ii) any securities convertible into voting securities which if such conversion took place would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.
(5) Optional Conversion of Non-Voting Stock. Subject to and upon compliance with the provisions of this subparagraph (5), each record holder of Non-Voting Stock shall be entitled at any time at the election of the holder to convert any or all of the shares of such holder’s Non-Voting Stock into an identical number of shares of Voting Common Stock; provided, however, that no holder of shares of Non-Voting Stock shall be entitled to convert any such shares to the extent that, as a result of such conversion, such holder and its Affiliates (defined below), directly or indirectly, would own, control or have the power to vote a greater number of shares of Voting Common Stock or other securities of any kind issued by the Corporation than such holder and its Affiliates shall be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates. Each conversion of Common Shares into shares of another class of Common Shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Shares) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the class into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Stockholder of its receipt of such notice. Promptly after such surrender and the receipt of such notice, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this paragraph, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.
(b)	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of Non-Voting Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Non-Voting Stock.

(c)	The issuance of certificates for shares of Voting Common Stock upon conversion of shares of Non-Voting Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Voting Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Non-Voting Stock converted.

(d)	As used herein, the following terms shall have the meanings set forth below:
(1) “Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the above definition, the term “control” (including with correlative meaning the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(2) “Person” shall mean an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.
(3) “Regulated Stockholder” shall mean (a) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation (“Regulation Y”) and to which Common Shares were issued pursuant to the Common Stock and Warrant Purchase Agreement dated as of November 2, 1990 by and between Morgan Investment Corporation (“MIC”) and Quidel Corporation (“Quidel”), with respect to which the obligations of Quidel were or will be assumed by the Corporation as of the consummation of a merger of Quidel with and into the Corporation, so long as such stockholder shall hold any Common Shares or shares issued upon exchange or conversion of such shares, (b) any Affiliate of MIC or any such Regulated Stockholder that is a transferee of any Common Shares, so long as such Affiliate shall hold, and only with respect to, such Common Shares or shares issued upon exchange or conversion of such Common Shares and (c) any Person to whom MIC or such Regulated Stockholder or any of their Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by MIC or such Stockholder or Affiliates or any shares issued upon exchange or conversion of such shares, but only if such Person (or any Affiliate of such Person) is subject to the provisions of Regulation Y.

(e)	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

7.	The number of directors which constitute the whole Board of directors of the Corporation shall be as specified in the Bylaws of the Corporation.

8.	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of Directors or in the Bylaws of the Corporation.

9.	To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 9, shall eliminate or reduce the effect of this Article 9 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10.	Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

11.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Robert J. Bujarski, its Senior Vice President, General Counsel and Corporate Secretary as of this 5th day of October, 2010.

/s/ ROBERT J. BUJARSKI
Name:	Robert J. Bujarski
Title:	Senior Vice President, General Counsel and Corporate Secretary